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                                                                    Exhibit 11.1
                           UNIVERSAL ELECTRONICS INC.
                        COMPUTATION OF PER SHARE EARNINGS
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                                                    THREE MONTHS ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                                    -------------------------------    ---------------------------
                                                           1997             1996             1997             1996
                                                    ------------     -----------      ------------     ------------
Common stock outstanding,
  beginning of period                                 6,262,791        6,366,769        6,372,025        6,750,898
Weighted average common stock Outstanding from:
    Treasury shares issued to                             1,673             --              5,951             --
    Directors
  Common stock issued for employee
    Retirement plan                                       4,820            2,481           11,497            5,100
  Common stock issued upon
    Exercise of stock options                            26,720              -              8,996           17,724
    Common stock resulting from
  purchase of Treasury stock                                -                -           (116,438)        (112,437)
                                                    ------------     -----------      ------------     ------------
Weighted average common stock
  Outstanding - Basic                                 6,296,004        6,369,250        6,282,031        6,661,285

Stock options                                               -                -                -                -
                                                    ------------     -----------      ------------     ------------
Weighted average common stock
  Outstanding - Diluted                               6,296,004        6,369,250        6,282,031        6,661,285
                                                    ============     ============     ============     ============
Net income (loss) attributable to
  common stockholders                               $(7,713,452)     $(2,084,434)     $(6,518,362)     $(2,294,747)
Net income (loss) per common stock
  and common stock equivalents                      $     (1.23)     $     (0.33)     $     (1.04)     $     (0.34)
                                                    ============     ============     ============     ============
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